As filed with the Securities and Exchange Commission on April 9, 2003

                                                      Registration No. 333-63102

================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                 POST-EFFECTIVE
                                 AMENDMENT NO. 2
                                       TO
                                    FORM S-2
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933


                               DONEGAL GROUP INC.
            -------------------------------------------------------
             (Exact name of registrant as specified in its charter)

          Delaware                                       23-2424711
------------------------------               -----------------------------------
(State or other jurisdiction of             (I.R.S. Employer Identification No.)
incorporation or organization)

                                 1195 River Road
                          Marietta, Pennsylvania 17547
                                 (888) 877-0600
                   ------------------------------------------
                   (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)


                          Donald H. Nikolaus, President
                               Donegal Group Inc.
                                 1195 River Road
                          Marietta, Pennsylvania 17547
                                 (888) 877-0600
                   ------------------------------------------
                   (Name, address, including zip code, and
                    telephone number, including area code,
                            of agent for service)


                                    Copy to:
                            Kathleen M. Shay, Esquire
                                Duane Morris LLP
                             4200 One Liberty Place
                           Philadelphia, PA 19103-7396
                                 (215) 979-1000

         Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. |X|

         If the registrant elects to deliver its latest annual report to security holders, or a complete and legible facsimile thereof, pursuant to Item 11(a)(1) of this Form, check the following box. |X|

         If this Form is filed to register additional securities for an offering pursuant to Section 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

         If this Form is a post-effective amendment filed pursuant to Section 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

         If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

         THIS POST-EFFECTIVE AMENDMENT NO. 2 TO THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SECTION 8(c) OF THE SECURITIES ACT OF 1933, MAY DETERMINE.

PROSPECTUS

                               DONEGAL GROUP INC.

                         2001 AGENCY STOCK PURCHASE PLAN

                     300,000 shares of Class A common stock

                                 --------------


         Donegal Group is offering 300,000 shares of Class A common stock to eligible insurance agencies under its 2001 Agency Stock Purchase Plan. Our Class A common stock is listed for trading on the Nasdaq Stock Market under the symbol "DGICA." On April 4, 2003, the last reported sale price of our Class A common stock on the Nasdaq National Market System was $11.35 per share.

         We will offer the shares of Class A common stock under the plan directly to eligible agencies through our officers and will not use a broker or a dealer. In addition, we will not pay commissions, discounts or any other payments to any person for services in connection with the offer or sale of shares of Class A common stock under the plan. We will pay all costs of administering the plan. Participants will not incur brokerage commissions or service charges for the purchase of shares under the plan. Donegal Group will retain all proceeds from the sale of shares of Class A common stock under the plan.

         Donegal Group's principal executive offices are located at 1195 River Road, Marietta, Pennsylvania 17547; telephone (888) 877-0600. A copy of our 2002 Annual Report to Stockholders accompanies this prospectus. You should retain this prospectus for future reference.

         SEE "RISK FACTORS" BEGINNING ON PAGE 2 FOR A DISCUSSION OF CERTAIN FACTORS THAT YOU SHOULD CONSIDER BEFORE YOU INVEST IN OUR CLASS A COMMON STOCK.


         NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.



                 The date of this prospectus is April 9, 2003.

                                TABLE OF CONTENTS


                                                                                                               Page

PROSPECTUS SUMMARY................................................................................................1

RISK FACTORS......................................................................................................2

DESCRIPTION OF THE 2001 AGENCY STOCK PURCHASE PLAN...............................................................11

    Purpose and Advantages of the Plan...........................................................................11

    Administration...............................................................................................11

    Participation................................................................................................12

    Costs and Expenses...........................................................................................13

    Purchases....................................................................................................14

    Shares; Certificates for Shares..............................................................................15

    Withdrawal from the Plan.....................................................................................16

    Other Information............................................................................................16

DESCRIPTION OF CAPITAL STOCK.....................................................................................18

    General......................................................................................................18

    Certain Charter and By-law Provisions; Delaware Anti-Takeover Provisions.....................................19

    Limitation of Liability; Indemnification.....................................................................21

PLAN OF DISTRIBUTION.............................................................................................21

USE OF PROCEEDS..................................................................................................21

EXPERTS..........................................................................................................21

LEGAL OPINION....................................................................................................21

AVAILABLE INFORMATION............................................................................................22

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE..................................................................22

                               PROSPECTUS SUMMARY

         This summary highlights some information from this prospectus. It may not contain all of the information that is important to you. To understand this offering fully, you should read the entire prospectus carefully, including the risk factors.

         We are an insurance holding company that offers property and casualty insurance through our wholly owned subsidiaries and participates in a pooling agreement with our affiliate, Donegal Mutual Insurance Company, known as the Mutual Company. Our operations are interrelated with the operations of the Mutual Company, and various reinsurance arrangements exist between our insurance subsidiaries and the Mutual Company. In addition, the Mutual Company provides us and some of our insurance subsidiaries with all of our personnel.

         Donegal Group is authorized to issue 30,000,000 shares of Class A common stock, 10,000,000 shares of Class B common stock and 2,000,000 shares of preferred stock. The Mutual Company currently owns approximately 66% of our Class A common stock and 62% of our Class B common stock.

         The Class A common stock and the Class B common stock are identical, except with respect to voting rights and the payment of dividends. Our certificate of incorporation provides that the holders of shares of Class A common stock are entitled to one-tenth of one vote per share held on any matter to be voted on by our stockholders, and the holders of shares of Class B common stock are entitled to one vote per share. Except as otherwise required under the Delaware General Corporation Law or our certificate of incorporation, the holders of Class A common stock and the holders of Class B common stock vote together as a single class on all matters presented to our stockholders for a vote.

         Our certificate of incorporation also provides that each share of Class A common stock outstanding at the time of the declaration of any cash dividend or other distribution payable upon the shares of Class B common stock is entitled to a cash dividend or distribution payable at the same time and to stockholders of record on the same date in an amount at least 10% greater than any cash dividend declared upon each share of Class B common stock. Each share of Class A common stock and each share of Class B common stock are equal in respect to dividends or other distributions payable in shares of capital stock, except that the dividends or distributions may be made (1) in shares of Class A common stock to the holders of Class A common stock and in shares of Class B common stock to the holders of Class B common stock, (2) in shares of Class A common stock to the holders of Class A common stock and to the holders of Class B common stock or (3) in any other authorized class or series of capital stock to the holders of Class A common stock and to the holders of Class B common stock.

         We are offering to eligible independent insurance agencies of our subsidiaries and affiliated insurance companies, including the Mutual Company, an opportunity to acquire a proprietary interest in us through the plan. We adopted the plan to foster the common interests of us and our agencies in achieving long-term profitable growth for the Donegal Group of companies.

         We have reserved 300,000 shares of Class A common stock for sale to eligible agencies under the plan for the five-year period ending March 31, 2007. The purchase price for shares of Class A common stock purchased from us under the plan will be 90% of the average closing prices of the Class A common stock on the Nasdaq National Market System on the last ten trading days of each applicable subscription period.

         We will offer shares under the plan directly to eligible agencies through our officers and will not use a broker or a dealer. In addition, we will not pay commissions, discounts or any other payments to any person for services in connection with the sale of shares of Class A common stock under the plan. We will pay all costs of administering the plan. Participants will not incur brokerage commissions or service charges for the purchase of shares under the plan.

                                  RISK FACTORS

         YOU SHOULD CONSIDER CAREFULLY THE FACTORS SET FORTH BELOW, AS WELL AS ALL OTHER INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS, BEFORE YOU DECIDE TO PURCHASE SHARES OF CLASS A COMMON STOCK.

              RISKS RELATING TO OUR PROPERTY AND CASUALTY BUSINESS

         WE CONDUCT BUSINESS IN ONLY 14 STATES WITH A CONCENTRATION OF BUSINESS IN MARYLAND, VIRGINIA AND, PARTICULARLY, PENNSYLVANIA. ANY SINGLE CATASTROPHE OCCURRENCE OR OTHER CONDITION DISPROPORTIONATELY AFFECTING LOSSES IN THESE STATES COULD ADVERSELY AFFECT OUR RESULTS OF OPERATIONS.

         We conduct business in only 14 states primarily in the Mid-Atlantic and Southeastern portions of the United States. A substantial portion of our business is private passenger and commercial automobile, homeowners and workers' compensation insurance in Maryland, Virginia and, particularly, Pennsylvania. As a result, a single catastrophe occurrence, destructive weather pattern, general economic trend, terrorist attack, regulatory development or other condition disproportionately affecting one or more of the states in which we conduct substantial business could materially adversely affect our results of operations. Common catastrophe events include hurricanes, earthquakes, tornadoes, wind and hail storms, fires and explosions. We and the Mutual Company maintain reinsurance against catastrophic losses in excess of $3.0 million per occurrence and our insurance subsidiaries maintain various catastrophe reinsurance with the Mutual Company to minimize the liability of the insurance subsidiaries in any one occurrence.

         OUR BUSINESS AND RESULTS OF OPERATIONS WILL BE ADVERSELY AFFECTED IF THE INDEPENDENT AGENTS THAT MARKET OUR PRODUCTS DO NOT MAINTAIN THEIR CURRENT LEVELS OF PREMIUM WRITING, FAIL TO COMPLY WITH ESTABLISHED UNDERWRITING GUIDELINES OR OTHERWISE IMPROPERLY MARKET OUR PRODUCTS.

         We market our insurance products solely through a network of over 1,500 independent insurance agencies. As a result, we are wholly dependent upon these agencies, each of which has the authority to bind us to insurance contracts. To the extent that these agencies' marketing efforts cannot be maintained at their current levels of volume and quality or they bind us to unacceptable insurance risks, fail to comply with established underwriting guidelines or otherwise improperly market our products, our results of operations and business will suffer.

         OUR BUSINESS MAY NOT CONTINUE TO GROW AND MAY BE MATERIALLY ADVERSELY AFFECTED IF WE CANNOT RETAIN EXISTING, AND ATTRACT NEW, INDEPENDENT AGENCIES OR IF INSURANCE CONSUMERS INCREASE USE OF OTHER INSURANCE DELIVERY SYSTEMS.

         The continued growth of our business is partially dependent upon our ability to retain existing, and attract new, independent agencies. The following factors are among those that may cause the growth and retention in the number of our independent agencies, and thereby our growth in revenue, to be slower than it otherwise would have been:

         o    There is significant competition to attract independent agencies;

         o Our process to select a new independent agency is intensive and typically requires from two to six months;

         o    We   have stringent criteria for new independent agencies and
              require adherence by independent agencies to consistent underwriting standards; and

         o We may be required to reduce agents' commissions, bonuses and other incentives, thereby reducing our attractiveness to agencies, to compete with other insurance delivery systems.

         We sell insurance solely through our network of independent agencies. Many of our competitors sell insurance through a variety of delivery methods, including independent agencies, captive agencies, the Internet and direct sales. To the extent that business migrates to a delivery system other than independent agencies because of changing consumer preferences, our business will be adversely affected.

         IF  RATINGS  FOR   FINANCIAL   STRENGTH   ASSIGNED  TO  OUR   INSURANCE
SUBSIDIARIES BY INDUSTRY RATING ORGANIZATIONS WERE SIGNIFICANTLY DOWNGRADED, THE COMPETITIVE POSITION OF OUR INSURANCE SUBSIDIARIES WOULD BE ADVERSELY AFFECTED.

         Ratings are a factor in establishing the competitive position of insurance companies. Our insurance subsidiaries receive ratings from A.M. Best & Company, Inc., which are industry-accepted measures of an insurance company's financial strength and are specifically designed to provide an independent opinion of an insurance company's financial health and ability to meet ongoing obligations to policyholders.

         WE COMPETE WITH MANY INSURERS THAT ARE FINANCIALLY STRONGER THAN US.

         The property and casualty insurance industry is intensely competitive. Competition is based on many factors, including the perceived financial strength of the insurer, premiums charged, policy terms and conditions, policyholder service, reputation and experience. We compete with many regional and national property and casualty insurance companies, including direct sellers of insurance products, insurers having their own agency organizations and other insurers represented by independent agents. Many of these insurers are better capitalized than us, have substantially greater financial, technical and operating resources and have equal or higher ratings from A.M. Best Company.

         The superior capitalization of many of our competitors enables them to withstand lower profit margins and, therefore, to market their products more aggressively, to take advantage more quickly of new marketing opportunities and to offer lower premium rates. Moreover, if our competitors price their premiums more aggressively and we meet their pricing, our profit margins and revenues may be reduced and our ratios of claims and expenses to premiums may increase.

         Our competition may become increasingly better capitalized in the future as the traditional barriers between insurance companies and banks and other financial institutions erode and as the property and casualty industry continues to consolidate. Our ability to compete against our larger, better capitalized competitors depends largely on our ability to provide superior policyholder service and to maintain our historically strong relationships with independent insurance agents, on whom we are entirely dependent to generate premium volume.

         There is no assurance that we will maintain our current competitive position in the markets in which we operate, or that we will be able to expand our operations into new markets. If we fail to do so, our business could be materially adversely affected.

         RISKS RELATING TO THE PROPERTY AND CASUALTY INSURANCE INDUSTRY

WE FACE SIGNIFICANT EXPOSURE TO TERRORISM.

         Although we did not incur any losses as a result of the tragic World Trade Center terrorist attack, that attack resulted in staggering losses for the insurance industry and has caused uncertainty in the insurance and reinsurance markets. Accordingly, the industry has been compelled to re-examine policy language and to address the potential for future threats of terrorist events and losses. Our personal and commercial property and casualty insurance policies were not priced to cover the risk of terrorist attacks and losses such as those suffered in the World Trade Center terrorist attack. Therefore, exposure to terrorism exists under several lines, including personal lines and workers' compensation, and, in most states, losses caused by an ensuing fire. The recently enacted Terrorism Risk Insurance Act of 2002 established a program for commercial property and casualty losses, including workers' compensation, resulting from foreign acts of terrorism. The Terrorism Risk Insurance Act requires commercial insurers to make terrorism coverage available and provides limited federal protection above individual company retention levels, based upon a percentage of direct earned premium, and above aggregate industry retention levels that range from $10 billion in the first year to $15 billion in the third year. The federal government will pay 90% of covered terrorism losses that exceed retention levels. The Terrorism Risk Insurance Act is scheduled to expire on December 31, 2005. Personal lines are not included under the protection of the Terrorism Risk Insurance Act, and state regulators have not approved exclusions for acts of terrorism in personal lines policies. We could incur large unexpected losses if future terrorist attacks occur.

INCREASED LITIGATION AGAINST THE INDUSTRY, WILLINGNESS OF COURTS TO EXPAND COVERED CAUSES OF LOSS, RISING JURY AWARDS, INCREASING MEDICAL COSTS AND THE ESCALATION OF LOSS SEVERITY MAY CONTRIBUTE TO INCREASED COSTS AND TO THE DETERIORATION OF OUR RESERVES.

         Loss severity continues to increase, principally driven by larger court judgments and increasing medical costs in recent years. In addition, many legal actions and proceedings have been brought on behalf of classes of complainants, which can increase the size of judgments. The propensity of policyholders to litigate and the willingness of courts to expand causes of loss and the size of awards may render loss reserves inadequate for current and future losses. Loss reserves are liabilities established by insurers and reinsurers to reflect the estimated cost of loss payments and the related loss adjustment expenses that the insurer or reinsurer will ultimately be required to pay in respect of insurance or reinsurance it has written.

         We have exposure to mold claims for which there has recently been a sharp increase in the industry generally. Sometimes referred to as "sick building syndrome," tenants claiming to suffer illnesses caused by mold may seek financial compensation from building owners. Businesses also may claim loss-of-use business income interruption losses. Homeowners have also been submitting claims based on mold that has occurred from water damage. Our exposure to mold, to date, including known and expected claims, has been insignificant.

CHANGES IN APPLICABLE INSURANCE LAWS, REGULATIONS OR CHANGES IN THE WAY REGULATORS ADMINISTER THOSE LAWS OR REGULATIONS COULD MATERIALLY ADVERSELY CHANGE OUR OPERATING ENVIRONMENT AND INCREASE OUR EXPOSURE TO LOSS OR PUT US AT A COMPETITIVE DISADVANTAGE.

         Property and casualty insurers are subject to extensive supervision in the states in which they do business. This regulatory oversight includes, by way of example, matters relating to licensing and examination, rate setting, market conduct, policy forms, limitations on the nature and amount of certain investments, claims practices, mandated participation in involuntary markets and guaranty funds, reserve adequacy, insurer solvency, transactions between affiliates, the amount of dividends that may be paid and restrictions on underwriting standards. Such regulation and supervision are primarily for the benefit and protection of policyholders and not for the benefit of stockholders. For instance, we are subject to involuntary participation in specified markets in various states in which we operate, and the rate levels we are permitted to charge do not always correspond with the underlying costs associated with the coverage issued.

         The NAIC and state insurance regulators are re-examining existing laws and regulations, specifically focusing on insurance company investments, issues relating to the solvency of insurance companies, risk-based capital guidelines, interpretations of existing laws and the development of new laws. Changes in state laws and regulations, as well as changes in the way state regulators view related party transactions in particular, could materially change our operating environment and significantly increase the amount of loss to which we are exposed after an insurance policy has been issued.

         The state insurance regulatory framework recently has come under increased federal scrutiny. Congress is considering legislation that would create an optional federal charter for insurers. Federal chartering has the potential to create an uneven playing field for insurers. Federally chartered companies could be subject to different regulatory requirements than state chartered insurers in areas such as market conduct oversight, solvency regulation, guaranty fund participation and premium tax burdens. If this occurs, federally chartered insurers may obtain a competitive advantage over state licensed carriers. Federal chartering also raises the specter of a matrix of regulation and costly duplicative, or conflicting, federal and state requirements. Specific federal regulatory developments include the potential repeal of the McCarran-Ferguson Act. The repeal of the McCarran-Ferguson Act and its partial exemption for the insurance industry from federal antitrust laws would make it extremely difficult for insurers to compile and share loss data, develop standard policy forms and manuals and predict future loss costs. The ability of the industry, under the exemption permitted in the McCarran-Ferguson Act, to collect loss cost data and build a credible database as a means of predicting future loss costs is an extremely important part of cost-based pricing. If the ability to collect this data were removed, then the predictability of future loss costs, and hence, the reliability of pricing would be greatly undermined.

IF CERTAIN STATE REGULATORS, LEGISLATORS AND SPECIAL INTEREST GROUPS ARE SUCCESSFUL IN ATTEMPTS TO REDUCE, FREEZE OR SET RATES FOR INSURANCE POLICIES, ESPECIALLY AUTOMOBILE POLICIES, AT LEVELS THAT DO NOT, IN OUR MANAGEMENT'S VIEW, CORRESPOND WITH UNDERLYING COSTS, OUR RESULTS OF OPERATIONS WILL BE ADVERSELY AFFECTED.

         From time to time, the automobile insurance industry in particular has been under pressure from certain state regulators, legislators and special interest groups to reduce, freeze or set rates at levels that do not, in the view of our management, correspond with underlying costs, including initiatives to roll back automobile and other personal lines rates. This activity may in the future adversely affect the profitability of our automobile insurance line of business in various states because increasing costs of litigation and medical treatment, combined with rising automobile repair costs, continue to increase the costs of providing automobile insurance coverage. Adverse legislative and regulatory activity constraining our ability to price automobile insurance coverage adequately may occur in the future. The impact of the automobile insurance regulatory environment on our results of operations in the future is not predictable.

WE ARE SUBJECT TO ASSESSMENT, DEPENDING UPON OUR MARKET SHARE OF A GIVEN LINE OF BUSINESS, TO ASSIST IN THE PAYMENT OF UNPAID CLAIMS AND RELATED COSTS OF INSOLVENT INSURANCE COMPANIES; SUCH ASSESSMENTS COULD SIGNIFICANTLY AFFECT OUR FINANCIAL CONDITION.

         We are obligated to pay assessments under the guaranty fund laws of the various states in which we are licensed. Generally, under these laws, an insurer is subject to assessment, depending upon its market share of a given line of business, to assist in the payment of unpaid claims and related costs of insolvent insurance companies. The number and magnitude of future insurance company failures in the states in which we do business cannot be predicted, but resulting assessments could significantly affect our financial condition. We believe that it is likely that we will receive an assessment in the next year relating to the insolvency of The Pennsylvania Hospital Insurance Company (PHICO), the amount of which cannot currently be estimated.

OUR PREMIUM RATES AND RESERVES MUST BE ESTABLISHED FROM FORECASTS OF THE ULTIMATE COSTS EXPECTED TO ARISE FROM RISKS UNDERWRITTEN DURING THE POLICY PERIOD; OUR PROFITABILITY COULD BE ADVERSELY AFFECTED TO THE EXTENT OUR PREMIUM RATES OR RESERVES ARE TOO LOW.

         One of the distinguishing features of the property and casualty insurance industry in general is that its products are priced before its costs are known, as premium rates are generally determined before losses are reported. Accordingly, premium rates must be established from forecasts of the ultimate costs expected to arise from risks underwritten during the policy period and may not prove to be adequate. Further, property and casualty insurers establish reserves for losses and loss adjustment expenses based upon estimates, and it is possible that the ultimate liability will exceed these estimates because of the future development of known losses, the existence of losses that have occurred but are currently unreported and larger than historical settlements on pending and unreported claims. The process of estimating reserves is inherently judgmental and can be influenced by factors that are subject to variation. If pricing or reserves established by us is not sufficient, our profitability may be adversely impacted.

THE CYCLICAL NATURE OF THE PROPERTY AND CASUALTY INSURANCE INDUSTRY MAY REDUCE OUR REVENUES AND PROFIT MARGINS.

         The property and casualty insurance industry is highly cyclical, and individual lines of business experience their own cycles within the overall industry cycle. Premium rate levels are related to the availability of insurance coverage, which varies according to the level of surplus in the industry. The level of surplus in the industry varies with returns on invested capital and regulatory barriers to withdrawal of surplus. Increases in surplus have generally been accompanied by increased price competition among property and casualty insurers. If we find it necessary to reduce premiums or limit premium increases due to these competitive pressures on pricing, we may experience a reduction in profit margins and revenues, an increase in our ratios of claims and expenses to premiums and, therefore, lower profitability.

         Volatile and unpredictable developments also offset significantly the cyclical trends in the industry and the industry's profitability. These developments include natural disasters (such as storms, earthquakes, hurricanes, floods and fires), terrorism risks, fluctuations in interest rates and other changes in the investment environment that affect the market prices of our investments and the income from those investments, inflationary pressures that affect the size of losses and judicial decisions that affect our liabilities. The occurrence of these developments may adversely affect our business and financial condition.

              RISKS RELATING TO OUR RELATIONSHIP WITH THIRD PARTIES

THE REINSURANCE AGREEMENTS ON WHICH WE RELY DO NOT RELIEVE US FROM LIABILITY TO POLICYHOLDERS.

         We rely on reinsurance agreements to limit our maximum net loss from large single risks or risks in concentrated areas, and to increase our capacity to write insurance. Each reinsurance agreement satisfies all applicable regulatory requirements. Reinsurance, however, does not relieve us from liability to our policyholders. To the extent that a reinsurer may be unable to pay losses for which it is liable under the terms of its reinsurance agreement with us, we remain liable for such losses. However, in an effort to reduce the risk of non-payment, we require all of our reinsurers to have an A.M. Best rating of A- or better or, with respect to foreign reinsurers, to have a financial condition that, in the opinion of our management, is equivalent to a company with at least an A- rating. If our reinsurers incur losses from their reinsurance arrangements with us, it is probable that the reinsurance premiums payable by us in the future could increase or that the reinsurance might not be renewed.

THE MUTUAL COMPANY IS OUR LARGEST SHAREHOLDER AND PROVIDES US WITH FACILITIES AND SERVICES.

         The Mutual Company currently owns approximately 66% of our outstanding Class A common stock and approximately 62% of our outstanding Class B common stock. Accordingly, the Mutual Company controls the election of members of our Board of Directors. Although the Mutual Company could exercise its control in ways that are contrary to the interests of our stockholders other than the Mutual Company, we and the Mutual Company have established a Coordinating Committee consisting of two outside directors from each company who do not also serve as directors of the other company. Under our and the Mutual Company's By-laws, any new agreement between us and the Mutual Company and any proposed change in any existing agreement between us and the Mutual Company must first be submitted for approval by our respective Boards of Directors and, if approved, submitted to our Coordinating Committee for approval. The proposed new agreement or change in an existing agreement will receive Coordinating Committee approval only if both of our Coordinating Committee members conclude the new agreement or change in an existing agreement is fair to us and our stockholders and if both of the Mutual Company's Coordinating Committee members conclude the agreement or change in an existing agreement is fair and equitable to the Mutual Company and its policyholders. The decisions of the Coordinating Committee are binding on us and the Mutual Company. The purpose of this provision is to protect the interests of our stockholders and the interests of the policyholders of the Mutual Company.

         We are dependent upon the Mutual Company for the retention of agents and the underwriting of insurance, the servicing of policyholder claims and all other aspects of our operations. All of our officers are officers and employees of the Mutual Company. The Mutual Company also provides all of the facilities and data processing and administrative services required to conduct our business, for which we pay a pro rata portion of the cost.

BECAUSE WE PARTICIPATE IN AN INSURANCE POOLING ARRANGEMENT WITH THE MUTUAL COMPANY, OUR RESULTS OF OPERATIONS ARE DEPENDENT UPON THE FINANCIAL SUCCESS OF THE MUTUAL COMPANY.

         Our insurance subsidiary, Atlantic States, participates in an intercompany pooling arrangement with the Mutual Company, under which the parties share the premiums earned and underwriting results on substantially all of the property and casualty insurance business written by both companies. Under the terms of the intercompany pooling agreement, Atlantic States cedes all of its insurance business to the Mutual Company and assumes from the Mutual Company 70% of the total pooled insurance business of the Mutual Company and Atlantic States. The allocations of pool participation percentages between the Mutual Company and Atlantic States are based on the pool participants' relative amounts of capital and surplus, expectations of future relative amounts of capital and surplus and our ability to raise capital for Atlantic States.

         Because of the pooled business we assume, our insurance operations are interrelated with the insurance operations of the Mutual Company and our results of operations are dependent upon the financial success of the Mutual Company. Although the underwriting pool is intended to produce a more uniform and stable underwriting result from year to year for the participants in the pool than they would experience individually and to spread the risk of loss among all the participants, if the Mutual Company experiences unusually severe or frequent losses or does not adequately price its premiums, our results of operations could suffer. Our results of operations also may suffer if the Mutual Company did not participate in the pooling arrangement because the pool participants would then be limited to policy exposures of a size commensurate with their own capital and surplus instead of having at their disposal the capacity of the entire pool.

WE DEPEND ON DIVIDENDS FROM OUR SUBSIDIARIES FOR THE PAYMENT OF OPERATING EXPENSES, DEBT SERVICE AND DIVIDENDS TO OUR STOCKHOLDERS.

         As a holding company, we rely primarily on our subsidiaries for dividends and other permitted payments to meet our obligations for corporate expenses. Payment of dividends by our subsidiaries is subject to regulatory restrictions and depends on the surplus of the subsidiaries. From time to time, the NAIC and various state insurance regulators consider modifying the method of determining the amount of dividends that may be paid by an insurance company without prior regulatory approval.

OUR CHARTER DOCUMENTS, DELAWARE CORPORATE LAW AND PENNSYLVANIA INSURANCE LAW MAY INHIBIT A TAKEOVER.

         Certain provisions of our certificate of incorporation and by-laws and Delaware and Pennsylvania law may discourage a future unsolicited takeover of Donegal Group. These provisions could have the effect of discouraging certain attempts to acquire us or remove current management, including current members of our board of directors, even if some of our stockholders deemed these attempts to be in their best interests.

         Our certificate of incorporation authorizes us to issue two classes of common stock, Class A common stock and Class B common stock. The holders of the Class A common stock are entitled to one-tenth of one vote per share, while the holders of the Class B common stock are entitled to one vote per share, on all matters submitted to a vote of our stockholders. In addition, our certificate of incorporation does not grant any holder of our stock the right to cumulate votes in the election of directors. The Mutual Company currently owns approximately 66% of our Class A common stock and approximately 62% of our Class B common stock and has effective voting control over us. This ownership by the Mutual Company could avert or prevent a change in control of us unless the Mutual Company, after consideration of all relevant factors including the interests of our stockholders other than the Mutual Company, is in favor of such a change.

         Our board of directors, without stockholder approval, has the authority to issue preferred stock with voting and conversion rights that could adversely affect the voting power of the Class A common stock. The issuance of preferred stock could have the effect of delaying, averting or preventing a change in control of us. No preferred stock has been issued, and our board of directors does not intend to issue any preferred stock at the present time.

         Our by-laws provide for a classified board of directors, consisting of three classes as nearly equal in size as possible. The classification of our board of directors could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from acquiring, control of us.

         As a Delaware corporation we are subject to certain anti-takeover provisions of Delaware law, including certain business combination transaction prohibitions. In addition, we are subject to Pennsylvania insurance laws and regulations that prohibit any person from acquiring a greater than 10% interest in us without the prior approval of the Insurance Commissioner of the Commonwealth of Pennsylvania. These provisions could make it more difficult for a third party to gain control of us, deny stockholders the receipt of a premium on their Class A common stock and have a depressive effect on the market price of the Class A common stock.

             CAUTIONARY NOTICE REGARDING FORWARD LOOKING STATEMENTS

         Certain statements contained in, or incorporated by reference in, this prospectus are forward-looking in nature. These statements can be identified by the use of forward-looking words such as "believes," "expects," "may," "will," "should," "intends," "plans" or "anticipates," or the negative thereof or comparable terminology, or by discussions of strategy. You are cautioned that our business and operations are subject to a variety of risks and uncertainties and, consequently, our actual results may materially differ from those projected by any forward-looking statements. Certain of these risks and uncertainties are discussed under the heading "Risk Factors."

               DESCRIPTION OF THE 2001 AGENCY STOCK PURCHASE PLAN

         We describe the provisions of the plan below, in question and answer form. As used in the plan, the term "subsidiary and affiliated insurance companies" means insurance companies that are our subsidiaries and the Mutual Company. The plan was approved by our board of directors on March 8, 2001 and was amended and restated on September 17, 2001 and December 20, 2001.

                       Purpose and Advantages of the Plan

1.       What is the purpose of the plan?

         The plan provides an eligible agency, as described in Question and Answer 6, an opportunity to acquire a long-term proprietary interest in us through the purchase of our Class A common stock at a discount from current market prices. In offering the plan, we seek to foster the common interests of Donegal Group and the eligible agencies in achieving long-term profitable growth for us. Accordingly, we have created the plan for the purpose of facilitating the purchase of and long-term investment in shares of our Class A common stock by an eligible agency. We expect that an eligible agency that purchases shares under the plan will hold these shares on a long-term basis, as the plan is not intended to benefit an agency that demonstrates a pattern of immediate resale of shares acquired. As discussed in Question and Answer 6 below regarding eligibility, immediate resale of shares will be a factor in our determination whether an otherwise eligible agency should remain eligible for continued participation in the plan.

2.       What are the advantages of the plan?

         Under the plan, an eligible agency can utilize three convenient payment methods for the purchase of our Class A common stock at a 10% discount from the current market price. You will not pay any brokerage commissions or service charges in connection with your purchase.

                                 Administration

3.       Who administers the plan for participants?

         A committee consisting of three persons appointed from time to time by our board of directors administers the plan. The committee may adopt rules and regulations for carrying out the plan. The committee's interpretations or constructions of the provisions of the plan are final and conclusive unless our board of directors takes contrary action.

         Our board of directors appointed Donald H. Nikolaus, Ralph G. Spontak and Daniel J. Wagner to serve on the committee. We do not compensate members of the committee for administering the plan. Donald H. Nikolaus is President, Chief Executive Officer and a director of Donegal Group and the Mutual Company. Ralph
G. Spontak is Senior Vice President, Chief Financial Officer and Secretary of Donegal Group and the Mutual Company. Mr. Spontak is also a director of the Mutual Company. Daniel J. Wagner is Treasurer of Donegal Group and the Mutual Company. The address and telephone number of each member of the committee is c/o Donegal Group Inc., 1195 River Road, Marietta, PA 17547; telephone (888) 877-0600.

4. Where can I obtain additional information about the plan and its administrators?

         You can obtain additional information about the plan and its administrators by contacting Ralph G. Spontak, our Senior Vice President, Chief Financial Officer and Secretary, at (888) 877-0600.

5.       What is the term of the plan?

         The plan will be in effect from March 15, 2002 through March 31, 2007 unless our board of directors terminates the plan earlier. The board of directors has the right to terminate the plan at any time without notice provided that no participant's existing rights are adversely affected by the termination. During the term of the plan there will be ten consecutive semi-annual subscription periods. Each subscription period extends from April 1 through September 30 and from October 1 through March 31, respectively, until the plan terminates on March 31, 2007.

                                  PARTICIPATION

6.       What agencies are eligible to participate?

         An eligible agency is an independent insurance agency that brings value to Donegal Group, the Mutual Company and our subsidiary and affiliated insurance companies, directly or indirectly, as determined by us in our discretion, and with which we seek a long-term relationship. Only eligible agencies may participate in the plan. The eligibility criteria we will consider includes the agency's volume of direct premiums written, the ability of the agency to increase sales and grow the volume of direct premiums written, the historic loss ratio of the agency's direct premiums written and whether the agency has been placed on rehabilitation by us, meaning that we notify the agency of operational deficiencies, or had its binding authority revoked. We may base eligibility on agency segmentation class or any other factors that indicate value to the companies, directly or indirectly, in our discretion.

         We will periodically review an eligible agency's continued eligibility. A pattern of immediate resale of shares acquired under the plan by an eligible agency will be a factor in our determination whether an agency should remain eligible for continued participation in the plan. Immediate resales would tend to indicate that an agency is not seeking to share in the long-term profitable growth of the companies. If Donegal Group determines to discontinue an agency's participation in the plan, the agency will receive written notice from us that its eligibility to participate in the plan has been discontinued. This notice will be sent to the agency as promptly as possible, but in no event later than two weeks after the end of the subscription period during which the decision was made. A decision by us, in our discretion, to discontinue the eligibility of an agency under the plan will be treated as an automatic withdrawal from the plan. See Questions and Answers 24 and 25 below.

7.       How may an eligible agency participate in the plan?

         An eligible agency may enroll in the plan by completing and filing a subscription agreement, as described in Question and Answer 8, with us. We will send to each eligible agency a subscription agreement, a copy of this prospectus and any prospectus supplements and a copy of our most recent Annual Report to Stockholders prior to the beginning of the first enrollment period following the agency's designation as an eligible agency.

8.       What does a subscription agreement provide?

         A subscription agreement allows each eligible agency to decide and identify the date on which the agency desires to become enrolled in the plan, the amounts of contribution and the payment method(s) selected for purchases under the plan. Eligible agencies that participated in our former Agency Stock Purchase Plan may participate in the plan by checking the appropriate box on the subscription agreement. Prior contribution amounts and payment method(s) will be carried over from the former Agency Stock Purchase Plan unless new instructions are given in the subscription agreement.

9.       When may an eligible agency enroll in the plan?

         If an eligible agency chooses the direct bill commission payment method, as explained in Question and Answer 15, enrollment in the plan may occur only during the enrollment period preceding each subscription period, which is from the 15th through the 31st day of March and from the 15th through the 30th day of September of each year. An eligible agency that desires to subscribe for the purchase of Class A common stock through withholding from direct bill commissions must return a duly executed and completed subscription agreement during the applicable enrollment period. Once enrolled in the direct bill commission payment method, an eligible agency's participation in the plan continues for each succeeding subscription period until the agency ceases to be an eligible agency or withdraws from enrollment in the plan.

         If an eligible agency chooses the lump-sum payment method, as explained in Question and Answer 17, an eligible agency may enroll by submitting a supplemental subscription agreement to us and making a lump-sum payment by the last day of the applicable subscription period, September 30 or March 31.

         If an eligible agency chooses the contingent commission payment method, as explained in Question and Answer 18, an eligible agency may enroll by submitting a subscription agreement during the enrollment period immediately preceding each October 1 through March 31 subscription period.

10. May an eligible agency transfer its subscription rights to another person or agency?

         No. An eligible agency may not assign its subscription payments or rights to subscribe to any other person, and any such attempted assignment is void, except for permitted designations as described in Question and Answer 23.

                               COSTS AND EXPENSES

11. Are there any expenses to participants in connection with purchases under the plan?

         No. Eligible agencies are not obligated to pay any brokerage commissions or other charges with respect to the purchase of Class A common stock under the plan.

                                    PURCHASES

12.      How many shares are available to be purchased under the plan?

         Our board of directors reserved 300,000 shares of our Class A common stock for sale under the plan.

13. What is the price of shares of Class A common stock purchased under the plan?

         The subscription price for each share of Class A common stock purchased under the plan is 90% of the average of the closing prices of the Class A common stock on the Nasdaq National Market System on the last ten trading days of the applicable subscription period.

14.      How may an eligible agency pay for shares purchased under the plan?

         An eligible agency can pay for shares purchased under the plan by means of three payment methods: direct bill commission deduction, lump-sum payment or contingent commission deduction.

15.      What is the direct bill commission payment method?

         Under the direct bill commission payment method, an eligible agency may elect to purchase Class A common stock under the plan through deductions from its monthly direct bill commission payment by designating that a minimum of 1% and up to a maximum of 10% of the eligible agency's monthly direct bill commission payments be withheld from the eligible agency's direct bill commission payments. Direct bill commission payments are subject to the total subscription limit under all payment methods of $12,000 per subscription period. "Direct bill commission payments" means those commissions that are earned and actually available for payment in a monthly period to an eligible agency for personal and commercial direct bill policies after all offsetting debits and credits are applied, as determined solely from our records.

16. May an eligible agency that chooses the direct bill commission payment method change the method or amount of contribution made or withheld under the plan?

         Yes. An eligible agency choosing the direct bill commission payment method may change the rate of contribution by filing a new subscription agreement with us during the enrollment period for the next subscription period. This change will become effective during the next subscription period.

17.      What is the lump-sum payment method?

         Under the lump-sum payment method, an eligible agency may, by September 30 and March 31 of each subscription period, elect to make lump-sum cash payments for the purchase of Class A common stock under the plan. Lump-sum cash payments may not be less than $1,000 per subscription period and are subject to the total subscription limit under all methods of $12,000 per subscription period.

18.      What is the contingent commission payment method?

         An eligible agency may designate a percentage of the contingent commission payable to it under the terms of the applicable agency contingency plan (or its equivalent) to be withheld for the purchase of Class A common stock under the plan during the enrollment period immediately preceding the October 1 through March 31 subscription period. Contingent commission payments are subject to the total subscription limit under all payment methods of $12,000 per subscription period.

19. Are there limitations on the amount of contributions or purchases that can be made?

         Yes. Each eligible agency's total contributions for purchases from all payment methods (described in Questions and Answers 15, 17 and 18 above) may not exceed $12,000 during each subscription period. At the close of each subscription period, we will total each agency's contributions from all payment methods. If at any time throughout a subscription period, an eligible agency's total payments exceed the $12,000 maximum amount and the agency so requests, we will return the excess amount without interest to the agency within a reasonable period. Any amount not returned will be applied to the purchase of Class A common stock during the next subscription period without reducing the $12,000 limitation applicable to that subscription period.

20.      How are purchases made under the plan?

         We will maintain on our books a plan account for each enrolled eligible agency. All contributions made by an eligible agency through deductions from an eligible agency's direct bill commission payments and contingent commission withholding and lump-sum payments during a subscription period, up to $12,000, are held in a separate bank account maintained by us until the shares purchased under the plan are issued to the eligible agency. At the end of each subscription period, the amount credited to each eligible agency's plan account will be divided by the subscription price for the subscription period, and the eligible agency's plan account will be credited with the number of whole shares that results. Any amount remaining in the plan account will be carried forward to the next subscription period without reducing the $12,000 limitation applicable to that subscription period or, if requested by the eligible agency, returned to the eligible agency. If the number of shares subscribed for during any subscription period exceeds the number of shares available for sale under the plan, the remaining available shares will be allocated among the participating eligible agencies in proportion to their total plan account balances, without regard to any amount carried forward from a previous subscription period.

                         SHARES; CERTIFICATES FOR SHARES

21. May an eligible agency transfer, pledge, hypothecate or assign shares credited to the agency's plan account?

         An eligible agency may not transfer, pledge, hypothecate or assign its subscription rights under the plan or shares credited to its plan account, except for permitted designations as described in Question and Answer 23.

22. Are stock certificates issued for shares of Class A common stock purchased?

         We will issue and deliver to each eligible agency stock certificates for the shares it has purchased under the plan within a reasonable time after purchase, but in no event later than two weeks after the end of the subscription period during which the shares were purchased.

23. In whose name are accounts maintained and certificates registered when issued?

         Accounts in the plan will be maintained in the name of the eligible agency. Consequently, certificates when issued for full shares will be registered in the same name. An eligible agency may, upon written request to us,
(a) designate that shares be issued to a shareholder, partner, other principal or other licensed employee of an eligible agency or (b) designate that any retirement plan maintained by or for the benefit of an eligible agency or a shareholder, partner, other principal or other licensed employee of the eligible agency may purchase shares instead of the eligible agency through lump-sum payments made by the designee. These permitted designations are subject to the maximum amount limitation of $12,000, compliance with all laws that apply, including the Employee Retirement Income Security Act of 1974, payment by the eligible agency or its designee of any required transfer taxes and satisfaction of our usual requirements for recognition of a transfer of our Class A common stock.

                            WITHDRAWAL FROM THE PLAN

24.      How and when may an eligible agency withdraw from the plan?

         An enrolled eligible agency may withdraw from the plan at any time by notifying us in writing, signed on behalf of the eligible agency by an authorized representative. We will treat a termination of agency status for any reason as an automatic withdrawal. If an agency withdraws from the plan, that agency may not resubscribe until after the next full subscription period has elapsed, and then only if we have redesignated the agency an eligible agency.

25. What happens to any shares held in and amounts credited to an eligible agency's plan account at the time of withdrawal?

         Promptly after the time of withdrawal or termination of an agency's eligibility, but in no event later than two weeks after the end of the subscription period during which the withdrawal or termination occurred, we will issue certificates representing the whole shares held under the plan in the name of the agency, and will refund any amount credited to an eligible agency's plan account at the time of withdrawal to the participant in cash without interest.

                                OTHER INFORMATION

26. What happens if Donegal Group declares a stock split or stock dividend or changes or exchanges its Class A common stock for shares of stock or other securities of its own or another corporation?

         Our committee will make appropriate adjustments in the total number and kind of shares that are reserved for sale under the plan if our outstanding shares of Class A common stock are increased or decreased or changed into or exchanged for a different number or kind of shares or other securities of Donegal Group, or of another corporation, by reason of reorganization, merger, consolidation, recapitalization, reclassification, stock split-up, stock dividend (either in shares of our Class A common stock or of another class of our stock), spin-off or combination of shares.

27. What are the federal income tax consequences of an eligible agency's participation in the plan?

         At the time of purchase, and where an eligible agency purchases shares of Class A common stock in its own name, the eligible agency will be treated as having received ordinary income in an amount equal to the difference between the subscription price paid and the then fair market value of the Class A common stock acquired. At the end of each calendar year, we will mail to each participating agency a Form 1099 reflecting the amount of ordinary income earned under the plan. We will be entitled to a tax deduction at the same time in a corresponding amount. The participating agency's basis in the Class A common stock purchased under the plan will be equal to the purchase price plus the amount of ordinary income recognized.

         When an agency disposes of shares of Class A common stock purchased under the plan, any amount received in excess of the value of the shares of Class A common stock on which the agency was previously taxed will be treated as a long-term or short-term capital gain, depending upon the holding period of the shares. If the amount received is less than that value, the loss will be treated as a long-term or short-term capital loss, depending upon the holding period of the shares (which begins on the day after each share is acquired).

         You are strongly advised to consult with a tax advisor to determine the tax consequences of a given transaction, particularly if a taxpayer other than you has been designated by you to become a participant in the plan.

28.      May the plan be changed or discontinued?

         Yes. Our board of directors has the right to amend, modify or terminate the plan at any time without notice if your existing rights are not adversely affected as a result of the amendment, modification or termination.

29. How may eligible agencies sell shares of Class A common stock purchased under the plan?

         As discussed in Question and Answer 22, we will issue and deliver to eligible agencies the stock certificates for the shares purchased under the plan after the end of the subscription period during which the shares were purchased. Participants will have the sole discretion as to whether or when to sell their shares and may transfer or dispose of them at any time without restriction after receipt of their stock certificates. An agency may choose to sell shares through the broker of his or her choice.

                          DESCRIPTION OF CAPITAL STOCK

                                     GENERAL

         Our authorized Class A common stock consists of 30,000,000 shares. As of March 31, 2003, 6,241,615 shares of our Class A common stock were outstanding. We also have authorized 10,000,000 shares of Class B common stock, of which 2,988,757 shares were outstanding on March 31, 2003, and 2,000,000 shares of preferred stock issuable from time to time in separate series upon resolution of our board of directors, none of which are outstanding. Except as otherwise required by the Delaware General Corporation Law, known as the DGCL, or as otherwise provided in our certificate of incorporation with respect to dividends and voting rights, each share of Class A common stock and each share of Class B common stock have identical powers, preferences and limitations.

         Our certificate of incorporation provides that the holders of shares of Class A common stock are entitled to one-tenth of one vote per share held on any matter to be voted on by our stockholders, and the holders of shares of Class B common stock are entitled to one vote per share. Except as otherwise required under the DGCL or our certificate of incorporation, the holders of Class A common stock and the holders of Class B common stock vote together as a single class on all matters presented to our stockholders for a vote.

         At any election of directors, the nominees receiving the highest number of votes cast by the holders of the Class A common stock and the Class B common stock for the number of directors to be elected will be elected as directors.

         Under the DGCL and our certificate of incorporation, the affirmative vote of the holders of a majority of the Class A common stock and the Class B common stock, voting as a single class, is sufficient to amend our certificate of incorporation, to authorize additional shares of capital stock of any class, to approve any merger or consolidation of us with or into any other entity or the sale of all or substantially all of our assets or to approve our dissolution.

         Under the DGCL, the holders of shares of Class A common stock are entitled to vote as a separate class on any proposal to change the par value of the Class A common stock or to alter or change the rights, preferences and limitations of the Class A common stock in a way that would affect the holders of shares of Class A common stock adversely. Similarly, the holders of shares of Class B common stock are entitled to vote as a separate class on any proposal to change the par value of the Class B common stock or to alter or change the rights, preferences and limitations of the Class B common stock in a way that would affect the holders of shares of Class B common stock adversely. In addition, under the DGCL, the number of authorized shares of Class A common stock or Class B common stock may be increased or decreased, but not below the number of shares then outstanding, by the affirmative vote of the holders of a majority of the respective class of common stock voting as a separate class.

         Our certificate of incorporation provides that each share of Class A common stock outstanding at the time of the declaration of any cash dividend or other distribution payable upon the shares of Class B common stock is entitled to a cash dividend or distribution payable at the same time and to stockholders of record on the same date in an amount at least 10% greater than any cash dividend declared upon each share of Class B common stock. Each share of Class A common stock and each share of Class B common stock are equal in respect to dividends or other distributions payable in shares of capital stock, except that the dividends or distributions may be made (1) in shares of Class A common stock to the holders of Class A common stock and in shares of Class B common stock to the holders of Class B common stock, (2) in shares of Class A common stock to the holders of Class A common stock and to the holders of Class B common stock or (3) in any other authorized class or series of capital stock to the holders of Class A common stock and to the holders of Class B common stock.

         There are no redemption or sinking fund provisions applicable to the Class A common stock or to the Class B common stock. All the shares of Class A common stock offered by us pursuant to this prospectus, when issued and paid for, will be fully paid and non-assessable.

         Each holder of Class A common stock and each holder of Class B common stock is entitled to receive the same per share consideration in a merger or consolidation of us into another entity except that, if the consideration paid to our stockholders consists in whole or in part of shares of another entity, the shares of the other entity issued to the holders of our Class B common stock may have greater voting rights than the shares of the other entity issued to the holders of our Class A common stock.

         Neither the Class A common stock nor the Class B common stock is convertible into another class of common stock or any other security of Donegal Group.

         The transfer agent and registrar for our Class A common stock is EquiServe.

         CERTAIN CHARTER AND BY-LAW PROVISIONS; DELAWARE ANTI-TAKEOVER
         PROVISIONS

         Our certificate of incorporation, by-laws and the DGCL contain certain provisions that may enhance the likelihood of continuity and stability in the composition of our board of directors and may discourage a future unsolicited takeover of Donegal Group. These provisions could have the effect of discouraging certain attempts to acquire us or remove current management, including current members of our board of directors, even if some of our stockholders deemed these attempts to be in their best interests.

         Our certificate of incorporation authorizes us to issue two classes of common stock, Class A common stock and Class B common stock. The holders of the Class A common stock are entitled to one-tenth of one vote per share, while the holders of the Class B common stock are entitled to one vote per share, on all matters submitted to a vote of our stockholders. In addition, our certificate of incorporation does not grant any holder of our stock the right to cumulate votes in the election of directors. The Mutual Company currently owns approximately 66% of our Class A common stock and approximately 62% of our Class B common stock and has effective voting control over us. This ownership by the Mutual Company could avert or prevent a change in control of us unless the Mutual Company, after consideration of all relevant factors including the interests of our stockholders other than the Mutual Company, is in favor of such a change.

         Our board of directors, without stockholder approval, has the authority to issue preferred stock with voting and conversion rights that could adversely affect the voting power of the Class A common stock. The issuance of preferred stock could have the effect of delaying, averting or preventing a change in control of us. No preferred stock has been issued, and our board of directors does not intend to issue any preferred stock at the present time.

         Our by-laws provide for a classified board of directors consisting of three classes as nearly equal in size as possible. The classification of our board of directors could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from acquiring, control of us.

         We are a Delaware corporation that is subject to certain anti-takeover provisions of the DGCL. The business combination provisions contained in Section 203 of the DGCL defines an interested stockholder of a corporation as any person that (1) owns, directly or indirectly, or has the right to acquire, 15% or more of the outstanding voting stock of the corporation or (2) is an affiliate or associate of the corporation and was the owner of 15% or more of the outstanding voting stock of the corporation at any time within the three-year period immediately prior to the date on which it is sought to be determined whether the person is an interested stockholder; and the affiliates and the associates of the person. Under Section 203, a Delaware corporation may not engage in any business combination with any interested stockholder for a period of three years following the date the stockholder became an interested stockholder, unless (1) prior to that date the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder, (2) upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced (excluding, for determining the number of shares outstanding, (a) shares owned by persons who are directors and officers and (b) employee stock plans, in certain instances) or (3) on or after that date the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders by at least 66-2/3% of the outstanding voting stock that is not owned by the interested stockholder.

         The restrictions imposed by Section 203 will not apply to a corporation if the corporation, by the action of its stockholders holding a majority of the outstanding stock, adopts an amendment to its certificate of incorporation or by-laws expressly electing not to be governed by Section 203. The amendment will not be effective until 12 months after adoption and will not apply to any business combination between the corporation and any person who became an interested stockholder of the corporation on or prior to the adoption of the amendment.

         We have not elected to opt out of Section 203, and the restrictions imposed by Section 203 apply to us. Section 203 could, under certain circumstances, make it more difficult for a third party to gain control of us, deny stockholders the receipt of a premium on their Class A common stock and have a depressive effect on the market price of the Class A common stock.

         In addition, we are subject to Pennsylvania insurance laws and regulations that prohibit any person from acquiring a greater than 10% interest in us without the prior approval of the Insurance Commissioner of the Commonwealth of Pennsylvania. These provisions could make it more difficult for a third party to gain control of us, deny stockholders the receipt of a premium on their Class A common stock and have a depressive effect on the market price of the Class A common stock.

                    LIMITATION OF LIABILITY; INDEMNIFICATION

         As permitted by the DGCL, Article 6 of our certificate of incorporation provides that our directors will not be personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (1) for any breach of the director's duty of loyalty to us or our stockholders, (2) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) under Section 174 of the DGCL, relating to prohibited dividends, distributions and repurchases or redemptions of stock or (4) for any transaction from which the director derives an improper personal benefit.

         Article 5 of our by-laws includes provisions for indemnification of our directors and officers to the fullest extent permitted by the DGCL as now in effect or as in effect at a later date. Insofar as indemnification for liabilities arising under the federal securities laws may be permitted to directors, officers and persons controlling us under these provisions, we have been informed that in the opinion of the SEC this indemnification is against public policy as expressed in federal securities laws and is unenforceable.

                              PLAN OF DISTRIBUTION

         We have reserved 300,000 shares of Class A common stock for sale to eligible agencies under the plan for the five-year period ending March 31, 2007. We will offer the shares of Class A common stock under the plan directly to eligible agencies through our officers and will not use a broker or a dealer. In addition, we will not pay commissions, discounts or any other payments to any person for services in connection with the offer or sale of shares of Class A common stock under the plan. We will pay all costs of administering the plan. Participants will not incur brokerage commissions or service charges for the purchase of shares under the plan.

                                 USE OF PROCEEDS

         No minimum amount of proceeds is required to be received by Donegal Group in this offering. Donegal Group will retain all proceeds from the sale of the shares of Class A common stock under the plan. We intend to use the proceeds from sales of these shares for general corporate purposes, including making investments in and advances to our subsidiaries.

                                     EXPERTS

         The consolidated financial statements and schedules of Donegal Group as of December 31, 2002 and 2001, and for each of the years in the three-year period ended December 31, 2002, have been incorporated by reference in this prospectus and in the registration statement in reliance upon the reports of KPMG LLP, independent accountants, incorporated by reference in this prospectus, and upon the authority of said firm as experts in accounting and auditing.

                                  LEGAL OPINION

         The validity of the issuance of the shares of Class A common stock offered with this prospectus will be passed upon for us by Duane Morris LLP, Philadelphia, Pennsylvania. As of April 1, 2003, attorneys of Duane Morris LLP who have recently provided substantive legal services beneficially owned 13,500 shares of our outstanding Class A common stock, and 5,854 shares of our outstanding Class B common stock, of which 5,926 shares represent shares of Class A common stock purchasable under currently exercisable stock options and 2,963 shares represent shares of Class B common stock purchasable under currently exercisable stock options. In addition, Frederick W. Dreher, a partner of Duane Morris LLP, is a director of the Mutual Company and is one of its members on the coordinating committee. The Mutual Company is a holder of approximately 66% of our Class A common stock and approximately 62% of our Class B common stock.

                             AVAILABLE INFORMATION


         We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information we file at the SEC's public reference room at 450 Fifth Street, N.W., Washington, DC 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference room. Our filings with the SEC are also available to the public from commercial document retrieval services and at the worldwide web site maintained by the SEC at "http://www.sec.gov."

         We filed with the SEC in Washington, D.C. a registration statement on Form S-2 under the Securities Act with respect to the securities covered by this prospectus. As permitted by the rules and regulations of the SEC, this prospectus does not contain all of the information set forth in the registration statement. For further information with respect to Donegal Group and the securities covered by this prospectus, reference is made to the registration statement, including the exhibits filed or incorporated in the registration statement. Statements contained in this prospectus concerning the provisions of documents filed with, or incorporated by reference in, the registration statement as exhibits are necessarily summaries of those documents and each statement is qualified in its entirety by reference to the copy of the applicable documents filed with the SEC. Copies of the registration statement and its exhibits are on file at the offices of the SEC and may be obtained upon payment of the prescribed fee or may be examined without charge at the public reference room of the SEC described above or at the worldwide web site maintained by the SEC described above.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         We incorporate the following documents in this prospectus by reference:

         (a) Our Annual Report on Form 10-K for the year ended December 31, 2002, as filed with the SEC on March 28, 2003;

         (b) Certain portions of our 2002 Annual Report to Stockholders, consisting of pages 1, 10 through 29 and the information under the caption "Market Information" on page 30, included as an exhibit to our Annual Report on Form 10-K for the year ended December 31, 2002, which was filed with the SEC on March 28, 2003. The remaining portions of our 2002 Annual Report to Stockholders are not incorporated by reference and are not part of this registration statement.

         Any statement incorporated in this prospectus shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or in any other subsequently filed document which also is or is deemed to be incorporated by reference in this prospectus modifies or supersedes such statement and any statement contained in this prospectus shall be deemed to be modified or superseded for all purposes to the extent that a statement contained in any subsequently filed document that is deemed to be incorporated by reference modifies or supersedes such statement.

         All documents filed by us pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and prior to the filing of a post-effective amendment that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this prospectus and to be a part hereof from the date of filing of such documents.

         We will provide without charge to each person, including any beneficial owner, to whom this prospectus is delivered, on request, a copy of any or all documents incorporated by reference in this prospectus, other than exhibits to those documents unless the exhibits are specifically incorporated by reference. Requests should be directed to:

                                Ralph G. Spontak
                Senior Vice President and Chief Financial Officer
                               Donegal Group Inc.
                                 1195 River Road
                               Marietta, PA 17547
                                 (888) 877-0600

                               DONEGAL GROUP INC.

                         2001 AGENCY STOCK PURCHASE PLAN




                                     300,000
                                    Shares of
                              Class A common stock


                                   ----------


                                   PROSPECTUS


                                   ----------





                               DATED APRIL 9, 2003


         YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH DIFFERENT INFORMATION.

         WE DO NOT CLAIM THE ACCURACY OF THE INFORMATION IN THIS PROSPECTUS AS OF ANY DATE OTHER THAN THE DATE STATED ON THE COVER PAGE OF THE PROSPECTUS.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.

         This item is hereby incorporated by reference to Item 14 of Amendment No. 5 to Registrant's Form S-2 Registration Statement No. 333-63102 filed February 5, 2002.

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         This item is hereby incorporated by reference to Item 15 of Amendment No. 5 to Registrant's Form S-2 Registration Statement No. 333-63102 filed February 5, 2002.

ITEM 16.  EXHIBITS.


EXHIBIT NUMBER     DESCRIPTION OF EXHIBITS                                                        REFERENCE
------------------------------------------                                                        ---------
4.1                Form of Subscription Agreement Under the Donegal Group Inc. 2001 Agency              (a)
                   Stock Purchase Plan.
5.1                Opinion of Duane Morris LLP.                                                         (b)

MANAGEMENT CONTRACTS AND COMPENSATORY PLANS OR ARRANGEMENTS
-----------------------------------------------------------
10.1               Donegal Group Inc. Amended and Restated 1996 Equity Incentive Plan.                  (c)
10.2               Donegal Group Inc. 2001 Equity Incentive Plan for Employees.                         (d)
10.3               Donegal Group Inc. 2001 Equity Incentive Plan for Directors.                         (d)
10.4               Donegal Group Inc. 2001 Employee Stock Purchase Plan, as amended.                    (e)
10.5               Donegal Group Inc. Amended and Restated 2001 Agency Stock Purchase Plan.             (f)
10.6               Donegal Mutual Insurance Company 401(k) Plan.                                        (g)
10.7               Amendment No. 1 effective January 1, 2000 to Donegal Mutual Insurance                (g)
                   Company 401(k) Plan.
10.8               Amendment No. 2 effective January 6, 2000 to Donegal Mutual Insurance                (h)
                   Company 401(k) Plan.
10.9               Amendment No. 3 effective July 23, 2001 to Donegal Mutual Insurance Company          (h)
                   401(k) Plan.
10.10              Amendment No. 4 effective January 1, 2002 to Donegal Mutual Insurance                (h)
                   Company 401(k) Plan.


                                      II-1


10.11              Amendment No. 5 effective December 31, 2001 to Donegal Mutual Insurance              (h)
                   Company 401(k) Plan.
10.12              Amendment No. 6 effective July 1, 2002 to Donegal Mutual Insurance Company           (i)
                   401(k) Plan.
10.13              Donegal Mutual Insurance Company Executive Restoration Plan.                         (j)

OTHER MATERIAL CONTRACTS
------------------------
10.14              Tax Sharing Agreement dated September 29, 1986 between Donegal Group Inc.            (k)
                   and Atlantic States Insurance Company.
10.15              Services Allocation Agreement dated September 29, 1986 between Donegal               (k)
                   Mutual Insurance Company, Donegal Group Inc. and Atlantic States Insurance
                   Company.
10.16              Proportional Reinsurance Agreement dated September 29, 1986 between Donegal          (k)
                   Mutual Insurance Company and Atlantic States Insurance Company.
10.17              Amendment dated October 1, 1988 to Proportional Reinsurance Agreement                (l)
                   between Donegal Mutual Insurance Company and Atlantic States Insurance
                   Company.
10.18              Multi-Line Excess of Loss Reinsurance Agreement effective January 1, 2002            (i)
                   among Donegal Mutual Insurance Company, Dorinco Reinsurance Company and Erie
                   Insurance Group.
10.19              Amendment dated July 16, 1992 to Proportional Reinsurance Agreement between          (m)
                   Donegal Mutual Insurance Company and Atlantic States Insurance Company.
10.20              Amendment dated as of December 21, 1995 to Proportional Reinsurance                  (n)
                   Agreement between Donegal Mutual Insurance Company and Atlantic States
                   Insurance Company.
10.21              Reinsurance and Retrocession Agreement dated May 21, 1996 between Donegal            (j)
                   Mutual Insurance Company and Southern Insurance Company of Virginia.
10.22              Amended and Restated Credit Agreement dated as of July 27, 1998 among                (o)
                   Donegal Group Inc., the banks and other financial institutions from time to time party thereto and Fleet National Bank, as agent.
10.23              First Amendment and Waiver to the Amended and Restated Credit Agreement              (g)
                   dated as of December 31, 1999.
10.24              Amendment dated as of April 20, 2000 to Proportional Reinsurance Agreement           (p)
                   between Donegal Mutual Insurance Company and Atlantic States Insurance
                   Company.


                                      II-2

10.25              Lease Agreement dated as of September 1, 2000 between Donegal Mutual                 (d)
                   Insurance Company and Province Bank FSB.
10.26              Aggregate Excess of Loss Reinsurance Agreement dated as of January 1, 2001           (d)
                   between Donegal Mutual Insurance Company and Atlantic States Insurance
                   Company (as successor-in-interest to Pioneer Insurance Company).
13                 2002 Annual Report to Stockholders.                                                  (i)
23.1               Consent of Independent Auditors.                                                    Filed
                                                                                                      herewith
23.2               Consent of Duane Morris LLP (included in its opinion incorporated by reference in Exhibit 5.1).
24                 Powers of attorney.                                                                  (b)

(a)       Such exhibit is hereby incorporated by reference to the like-described exhibit in Amendment No. 4 to Registrant's Form S-2 Registration Statement No. 333-63102 filed December 21, 2001.
(b)       Such exhibit is hereby incorporated by reference to the like-described exhibit in Registrant's Form S-2 Registration Statement No. 333-63102 filed on June 15, 2001.
(c)       Such exhibit is hereby incorporated by reference to the like-described exhibit in Registrant's Form 10-K Report for the year ended December 31, 1998.
(d)       Such exhibit is hereby incorporated by reference to the like-described exhibit in Registrant's Form 10-K Report for the year ended December 31, 2000.
(e)       Such exhibit is hereby incorporated by reference to the like-described exhibit in Registrant's Form S-8 Registration Statement No. 333-62974 filed June 14, 2001.
(f)       Such exhibit is hereby incorporated by reference to the like-described exhibit in Registrant's Form S-2 Registration Statement No. 333-63102 declared effective February 8, 2002.
(g)       Such exhibit is hereby incorporated by reference to the like-described exhibit in Registrant's Form 10-K Report for the year ended December 31, 1999.
(h)       Such exhibit is hereby incorporated by reference to the like-described exhibit in Registrant's Form 10-K Report for the year ended December 31, 2001.
(i)       Such exhibit is hereby incorporated by reference to the like-described exhibit in Registrant's Form 10-K Report for the year ended December 31, 2002.

(j)       Such exhibit is hereby incorporated by reference to the like-described exhibit in Registrant's Form 10-K Report for the year ended December 31, 1996.
(k)       Such exhibit is hereby incorporated by reference to the like-described exhibit in Registrant's Form S-1 Registration Statement No. 33-8533 declared effective October 29, 1986.
(l)       Such exhibit is hereby incorporated by reference to the like-described exhibit in Registrant's Form 10-K Report for the year ended December 31, 1988.
(m)       Such exhibit is hereby incorporated by reference to the like-described exhibit in Registrant's Form 10-K Report for the year ended December 31, 1992.
(n)       Such exhibit is hereby incorporated by reference to the like-described exhibit in Registrant's Form 8-K Report dated December 21, 1995.
(o)       Such exhibit is hereby incorporated by reference to the like-described exhibit in Registrant's Form 8-K Report dated November 17, 1998.
(p)       Such exhibit is hereby incorporated by reference to the like-described exhibit in Registrant's Form 8-K Report dated May 31, 2000.

ITEM 17.  UNDERTAKINGS.

         This item is hereby incorporated by reference to Item 17 of Amendment No. 5 to Registrant's Form S-2 Registration Statement No. 333-63102 filed February 5, 2002.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-2 and has duly caused this Post-Effective Amendment to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Marietta, Pennsylvania, on April 9, 2003.

                                                   DONEGAL GROUP INC.


                                                   By: /s/ Donald H. Nikolaus
                                                   -----------------------------
                                                   Donald H. Nikolaus, President


         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

          Signature                                     Title                                  Date


/s/ Donald H. Nikolaus
_______________________________          President, Chief Executive Officer             April 9, 2003
Donald H. Nikolaus                                 and a Director
                                            (principal executive officer)

/s/ Ralph G. Spontak
_______________________________             Senior Vice President, Chief                April 9, 2003
Ralph G. Spontak                           Financial Officer and Secretary
                                              (principal financial and
                                                 accounting officer)


              *                                       Director                          April 9, 2003
-------------------------------
Patricia A. Gilmartin


              *                                       Director                          April 9, 2003
-------------------------------
Philip H. Glatfelter, II


              *                                       Director                          April 9, 2003
-------------------------------
R. Richard Sherbahn


              *                                       Director                          April 9, 2003
-------------------------------
Robert S. Bolinger



          Signature                                     Title                                  Date

                                                      Director                          April       , 2003
-------------------------------
John J. Lyons


By:/s/ Ralph G. Spontak
----------------------------------------
   Ralph G. Spontak, as attorney-in-fact


*Signed pursuant to power of attorney

                                  EXHIBIT INDEX

                    (Pursuant to Item 601 of Regulation S-K)

EXHIBIT NUMBER     DESCRIPTION OF EXHIBITS                                                           REFERENCE
------------------------------------------                                                           ---------
4.1                Form of Subscription Agreement Under the Donegal Group Inc. 2001 Agency              (a)
                   Stock Purchase Plan.
5.1                Opinion of Duane Morris LLP.
                                                                                                        (b)
MANAGEMENT CONTRACTS AND COMPENSATORY PLANS OR ARRANGEMENTS
-----------------------------------------------------------
10.1               Donegal Group Inc. Amended and Restated 1996 Equity Incentive Plan.                  (c)
10.2               Donegal Group Inc. 2001 Equity Incentive Plan for Employees.                         (d)
10.3               Donegal Group Inc. 2001 Equity Incentive Plan for Directors.                         (d)
10.4               Donegal Group Inc. 2001 Employee Stock Purchase Plan, as amended.                    (e)
10.5               Donegal Group Inc. Amended and Restated 2001 Agency Stock Purchase Plan.             (f)
10.6               Donegal Mutual Insurance Company 401(k) Plan.                                        (g)
10.7               Amendment No. 1 effective January 1, 2000 to Donegal Mutual Insurance                (g)
                   Company 401(k) Plan.
10.8               Amendment No. 2 effective January 6, 2000 to Donegal Mutual Insurance                (h)
                   Company 401(k) Plan.
10.9               Amendment No. 3 effective July 23, 2001 to Donegal Mutual Insurance Company          (h)
                   401(k) Plan.
10.10              Amendment No. 4 effective January 1, 2002 to Donegal Mutual Insurance                (h)
                   Company 401(k) Plan.
10.11              Amendment No. 5 effective December 31, 2001 to Donegal Mutual Insurance              (h)
                   Company 401(k) Plan.
10.12              Amendment No. 6 effective July 1, 2002 to Donegal Mutual Insurance Company           (i)
                   401(k) Plan.
10.13              Donegal Mutual Insurance Company Executive Restoration Plan.                         (j)

OTHER MATERIAL CONTRACTS

10.14              Tax Sharing Agreement dated September 29, 1986 between Donegal Group Inc.            (k)
                   and Atlantic States Insurance Company.
10.15              Services Allocation Agreement dated September 29, 1986 between Donegal               (k)
                   Mutual Insurance Company, Donegal Group Inc. and Atlantic States Insurance
                   Company.
10.16              Proportional Reinsurance Agreement dated September 29, 1986 between Donegal          (k)
                   Mutual Insurance Company and Atlantic States Insurance Company.
10.17              Amendment dated October 1, 1988 to Proportional Reinsurance Agreement                (l)
                   between Donegal Mutual Insurance Company and Atlantic States Insurance
                   Company.
10.18              Multi-Line Excess of Loss Reinsurance Agreement effective January 1, 2002            (i)
                   among Donegal Mutual Insurance Company, Dorinco Reinsurance Company and Erie
                   Insurance Group.
10.19              Amendment dated July 16, 1992 to Proportional Reinsurance Agreement between          (m)
                   Donegal Mutual Insurance Company and Atlantic States Insurance Company.
10.20              Amendment dated as of December 21, 1995 to Proportional Reinsurance                  (n)
                   Agreement between Donegal Mutual Insurance Company and Atlantic States
                   Insurance Company.
10.21              Reinsurance and Retrocession Agreement dated May 21, 1996 between Donegal            (j)
                   Mutual Insurance Company and Southern Insurance Company of Virginia.
10.22              Amended and Restated Credit Agreement dated as of July 27, 1998 among                (o)
                   Donegal Group Inc., the banks and other financial institutions from time to time party thereto and Fleet National Bank, as agent.
10.23              First Amendment and Waiver to the Amended and Restated Credit Agreement              (g)
                   dated as of December 31, 1999.
10.24              Amendment dated as of April 20, 2000 to Proportional Reinsurance Agreement           (p)
                   between Donegal Mutual Insurance Company and Atlantic States Insurance
                   Company.
10.25              Lease Agreement dated as of September 1, 2000 between Donegal Mutual                 (d)
                   Insurance Company and Province Bank FSB.
10.26              Aggregate Excess of Loss Reinsurance Agreement dated as of January 1, 2001           (d)
                   between Donegal Mutual Insurance Company and Atlantic States Insurance
                   Company (as successor-in-interest to Pioneer Insurance Company).
13                 2002 Annual Report to Stockholders.                                                  (i)

23.1               Consent of Independent Auditors.                                              Filed herewith
23.2               Consent of Duane Morris LLP (included in its opinion incorporated by reference in Exhibit 5.1).
24                 Powers of attorney.                                                                  (b)

-------------------

(a)       Such exhibit is hereby incorporated by reference to the like-described exhibit in Amendment No. 4 to Registrant's Form S-2 Registration Statement No. 333-63102 filed December 21, 2001.
(b)       Such exhibit is hereby incorporated by reference to the like-described exhibit in Registrant's Form S-2 Registration Statement No. 333-63102 filed on June 15, 2001.
(c)       Such exhibit is hereby incorporated by reference to the like-described exhibit in Registrant's Form 10-K Report for the year ended December 31, 1998.
(d)       Such exhibit is hereby incorporated by reference to the like-described exhibit in Registrant's Form 10-K Report for the year ended December 31, 2000.
(e)       Such exhibit is hereby incorporated by reference to the like-described exhibit in Registrant's Form S-8 Registration Statement No. 333-62974 filed June 14, 2001.
(f)       Such exhibit is hereby incorporated by reference to the like-described exhibit in Registrant's Form S-2 Registration Statement No. 333-63102 declared effective February 8, 2002.
(g)       Such exhibit is hereby incorporated by reference to the like-described exhibit in Registrant's Form 10-K Report for the year ended December 31, 1999.
(h)       Such exhibit is hereby incorporated by reference to the like-described exhibit in Registrant's Form 10-K Report for the year ended December 31, 2001.
(i)       Such exhibit is hereby incorporated by reference to the like-described exhibit in Registrant's Form 10-K Report for the year ended December 31, 2002.
(j)       Such exhibit is hereby incorporated by reference to the like-described exhibit in Registrant's Form 10-K Report for the year ended December 31, 1996.
(k)       Such exhibit is hereby incorporated by reference to the like-described exhibit in Registrant's Form S-1 Registration Statement No. 33-8533 declared effective October 29, 1986.
(l)       Such exhibit is hereby incorporated by reference to the like-described exhibit in Registrant's Form 10-K Report for the year ended December 31, 1988.

(m)       Such exhibit is hereby incorporated by reference to the like-described exhibit in Registrant's Form 10-K Report for the year ended December 31, 1992.
(n)       Such exhibit is hereby incorporated by reference to the like-described exhibit in Registrant's Form 8-K Report dated December 21, 1995.
(o)       Such exhibit is hereby incorporated by reference to the like-described exhibit in Registrant's Form 8-K Report dated November 17, 1998.
(p)       Such exhibit is hereby incorporated by reference to the like-described exhibit in Registrant's Form 8-K Report dated May 31, 2000.